Exhibit 99.1
Frontier Communications
3 High Ridge Park
Stamford, CT 06905
203.614.5600
www.frontier.com

Frontier Communications Reports Solid 2012 First Quarter Results

• First quarter free cash flow of $253 million
• First quarter operating cash flow margin of 49%, as adjusted
• Final nine state system conversion successfully completed in March 2012
• $13 million increase in sequential synergy cost savings
• 40,000 new households with broadband availability
• 11,700 net new broadband subscribers

Stamford, Conn., May 7, 2012 — Frontier Communications Corporation (NASDAQ: FTR) today reported first-quarter 2012 revenue of $1,268.1 million, operating income of $208.5 million and net income attributable to common shareholders of Frontier of $26.8 million, or $0.03 per share. Excluding $35.1 million for integration costs and $6.5 million for severance and early retirement costs, net income attributable to common shareholders of Frontier for the first quarter of 2012 would have been $52.5 million, or $0.05 per share.

“Frontier’s successful systems conversion of the remaining nine states in March has enabled us to turn the page from acquisition integration to a focus on revenue growth, broadband penetration, and operational excellence,” said Maggie Wilderotter, Chairman & CEO of Frontier Communications.  “Our solid first quarter results show progress on revenue stability, expense reductions and margin expansion.  We are well on our way to achieving our 2012 guidance.”

Revenue for the first quarter of 2012 was $1,268.1 million as compared to $1,283.2 million in the fourth quarter of 2011 and $1,346.7 million in the first quarter of 2011.  The decrease in revenue for the first quarter of 2012 as compared to the first quarter of 2011 is attributable to decreases in the number of residential and business customers, switched access, data services and video revenue.

At March 31, 2012, the Company had 3,038,900 residential customers and 302,100 business customers. The Company grew its broadband customers by 11,700 during the first quarter of 2012. The Company had 1,775,900 broadband customers at March 31, 2012. The Company had net additions of 4,400 video customers during the first quarter of 2012, which includes 9,200 net additions of satellite TV customers and a net loss of 4,800 FiOS video customers.  The Company had 561,900 video customers at March 31, 2012.

Network access expenses and other operating expenses for the first quarter of 2012 were $667.2 million as compared to $669.4 million in the fourth quarter of 2011 and $731.6 million in the first quarter of 2011.  Other operating expenses included severance and early retirement costs of $6.5 million in the first quarter of 2012, $1.1 million in the fourth quarter of 2011 and $0.1 million in the first quarter of 2011.

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Depreciation and amortization for the first quarter of 2012 was $357.3 million as compared to $341.0 million in the fourth quarter of 2011 and $351.3 million in the first quarter of 2011.

Integration costs of approximately $35.1 million ($0.02 per share after tax) were incurred during the first quarter of 2012, as compared to approximately $42.2 million ($0.03 per share after tax) in the fourth quarter of 2011 and $13.2 million ($0.01 per share after tax) in the first quarter of 2011, in connection with our integration of the acquired properties. These nonrecurring costs in 2012 were incurred in connection with our successful conversion of the final nine states onto our platform of system applications in March 2012, and other ongoing network integration work.

Operating income for the first quarter of 2012 was $208.5 million and operating income margin was 16.4 percent as compared to operating income of $230.5 million and operating income margin of 18.0 percent in the fourth quarter of 2011 and operating income of $250.6 million and operating income margin of 18.6 percent in the first quarter of 2011. Excluding $35.1 million for integration costs and $6.5 million for severance and early retirement costs, operating income and operating income margin for the three months ended March 31, 2012 would have been $250.1 million and 19.7 percent, respectively.  Excluding $42.2 million for integration costs and $1.1 million for severance and early retirement costs, operating income and operating income margin for the three months ended December 31, 2011 would have been $273.8 million and 21.3 percent, respectively.  Excluding $13.2 million for integration costs and $0.1 million for severance and early retirement costs, operating income and operating income margin for the three months ended March 31, 2011 would have been $263.9 million and 19.6 percent, respectively.

Interest expense for the first quarter of 2012 was $164.9 million as compared to $167.4 million in the first quarter of 2011, a $2.5 million decrease.

Income tax expense for the first quarter of 2012 was $18.7 million as compared to $36.6 million in the first quarter of 2011, a $17.9 million decrease.

Net income attributable to common shareholders of Frontier was $26.8 million, or $0.03 per share, as compared to $54.7 million, or $0.05 per share, in the first quarter of 2011.  The first quarter of 2012 includes integration costs of $35.1 million and severance and early retirement costs of $6.5 million (combined impact of $25.7 million or $0.02 per share after tax). The first quarter 2012 decrease is primarily the result of reduced operating income, partially offset by lower income taxes.

Capital expenditures for Frontier business operations were $208.5 million for the first quarter of 2012.  Capital expenditures were $15.7 million for the first quarter of 2012 related to integration activities.

Operating cash flow, as adjusted and defined by the Company in the attached Schedule B, was $619.8 million for the first quarter of 2012 resulting in an operating cash flow margin of 48.9 percent.  Operating cash flow, as reported, of $565.8 million has been adjusted to exclude $35.1 million of integration costs, $12.4 million of non-cash pension and other postretirement benefit costs, and $6.5 million of severance and early retirement costs for the first quarter of 2012.

Free cash flow, as defined by the Company in the attached Schedule A, was $253.2 million for the first quarter of 2012.  The Company’s dividend represents a payout of 39 percent of free cash flow for the first quarter of 2012.

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Working Capital
At March 31, 2012, we had a working capital deficiency of $359.0 million, which includes the classification of debt maturing in the first quarter of 2013 of $580.7 million as a current liability.  We had a working capital surplus of $221.7 million at March 31, 2012, after excluding the debt classification.  We believe our operating cash flows, existing cash balances and existing revolving credit facility will be adequate to meet our working capital and other cash requirements.

2012 Guidance Remains Unchanged
For the full year of 2012, the Company’s expectations for capital expenditures and free cash flow, excluding integration expense and integration capital expenditures, are within a range of $725 million to $775 million and $900 million to $1 billion, respectively.  We expect that in 2012 our cash taxes will be approximately $25 million. We expect to incur operating expenses and capital expenditures for integration activities of approximately $80 million and $40 million, respectively, in 2012.

The Company uses certain non-GAAP financial measures in evaluating its performance. These include free cash flow and operating cash flow.  A reconciliation of the differences between free cash flow and operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs.  The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations.  In addition, the Company believes that free cash flow and operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments.  The Company has shown adjustments to its financial presentations to exclude: $35.1 million, $42.2 million and $13.2 million of integration costs in the quarters ended March 31, 2012, December 31, 2011, and March 31, 2011, respectively; $12.4 million, $1.4 million and $11.3 million of non-cash pension and other postretirement benefit costs in the quarters ended March 31, 2012, December 31, 2011, and March 31, 2011, respectively, and $6.5 million, $1.1 million and $0.1 million of severance and early retirement costs in the quarters ended March 31, 2012, December 31, 2011, and March 31, 2011, respectively, because investors have indicated to management that such adjustments are useful to them in assessing the Company and its results of operations.

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.  Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures.

These non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure.  Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.  The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

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Conference Call and Webcast
The Company will host a conference call today at 9:00 A.M. Eastern time.  In connection with the conference call and as a convenience to investors, the Company furnished today on a Current Report on Form 8-K certain materials regarding first quarter 2012 results.  The conference call will be webcast and may be accessed at:

http://investor.frontier.com/eventdetail.cfm?eventid=111874

A telephonic replay of the conference call will be available for one week beginning at Noon Eastern time, May 7, 2012 via dial-in at 888-203-1112 for U.S. and Canadian callers or, outside the U.S. and Canada, at 719-457-0820, passcode 9093467.  A webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications
Frontier Communications Corporation (NASDAQ: FTR) offers voice, broadband, satellite video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices, and advanced business communications for medium and large businesses in 27 states.  Frontier’s approximately 15,500 employees are based entirely in the United States.  More information is available at www.frontier.com and www.frontier.com/ir.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s views and assumptions regarding future events and business performance.  Words such as “believe,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  These risks and uncertainties are based on a number of factors, including but not limited to:  the risk that the growth opportunities from the Transaction may not be fully realized or may take longer to realize than expected; the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product or service offerings and the risk that we will not respond on a timely or profitable basis; reductions in the number of our access lines that cannot be offset by increases in broadband subscribers and sales of other products and services; the effects of competition from cable, wireless and other wireline carriers; our ability to maintain relationships with customers, employees or suppliers; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation, or changes in the enforcement or interpretation of such legislation and regulation; the effects of any unfavorable outcome with respect to any current or future legal, governmental or regulatory proceedings, audits or disputes; the effects of changes in the availability of federal and state universal funding to us and our competitors; our ability to adjust successfully to changes in the communications industry and to implement strategies for growth; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to customers; changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations; our ability to effectively manage our operations, operating expenses and capital expenditures, and to repay, reduce or refinance our debt; the effects of changes in both general and local economic conditions on the markets that we serve, which can affect demand for our products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of residences and businesses; the effects of technological changes and competition on our capital expenditures and product and service offerings, including the lack of assurance that our network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical and pension expenses and related funding requirements; changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; our ability to successfully renegotiate union contracts in 2012 and thereafter; changes in pension plan assumptions and/or the value of our pension plan assets, which would require us to make increased contributions to the pension plan in 2013 and beyond; the effects of customer bankruptcies and home foreclosures, which could result in difficulty in collection of revenues and loss of customers; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing; limitations on the amount of capital stock that we can issue to make acquisitions or to raise additional capital until July 2012; our indemnity obligation to Verizon for taxes which may be imposed upon them as a result of changes in ownership of our stock may discourage, delay or prevent a third party from acquiring control of us during the two-year period ending July 2012 in a transaction that stockholders might consider favorable; our ability to pay dividends on our common shares, which may be affected by our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and liquidity; and the effects of severe weather events such as hurricanes, tornadoes, ice storms or other natural or man-made disasters. These and other uncertainties related to our business are described in greater detail in our filings with the Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings.  We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

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INVESTOR CONTACT:	MEDIA CONTACT:
Gregory Lundberg	Brigid Smith
Assistant Treasurer & Investor Relations	AVP Corporate Communications
(203) 614-5044	(203) 614-5042
greg.lundberg@FTR.com	brigid.smith@FTR.com

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TABLES TO FOLLOW

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Frontier Communications Corporation
Consolidated Financial Data

	For the quarter ended
	March 31,	December 31,	March 31,
(Amounts in thousands, except per share amounts)	2012	2011	2011

Income Statement Data
Revenue	$1,268,054	$1,283,152	$1,346,697

Network access expenses	115,569	120,828	151,284
Other operating expenses (1)	551,583	548,595	580,340
Depreciation and amortization	357,300	341,025	351,257
Integration costs (2)	35,144	42,247	13,223
Total operating expenses	1,059,596	1,052,695	1,096,104

Operating income	208,458	230,457	250,593
Investment and other income, net	5,588	1,487	9,585
Interest expense	164,862	165,162	167,415
Income before income taxes	49,184	66,782	92,763
Income tax expense	18,694	21,534	36,567
Net income (2)	30,490	45,248	56,196
Less: Income attributable to the noncontrolling interest in a partnership	3,722	3,001	1,485
Net income attributable to common shareholders of Frontier (3)	$26,768	$42,247	$54,711

Weighted average shares outstanding	988,873	990,276	989,749

Basic net income per share attributable to common shareholders of Frontier (3) (4)	$0.03	$0.04	$0.05

Other Financial Data
Capital expenditures - Business operations	$208,522	$111,792	$203,534
Capital expenditures - Integration activities	15,731	13,837	5,578
Operating cash flow, as adjusted (5)	619,834	616,198	626,437
Free cash flow (5)	253,160	358,762	252,857
Dividends paid	99,851	186,584	186,605
Dividend payout ratio (6)	39%	52%	74%

(1)	Includes severance and early retirement costs of $6.5 million, $1.1 million and $0.1 million for the quarters ended March 31, 2012, December 31, 2011 and March 31, 2011, respectively.
(2)
Reflects integration costs of $35.1 million ($21.7 million or $0.02 per share after tax), $42.2 million ($26.1 million or $0.03 per share after tax) and $13.2 million ($8.3 million or $0.01 per share after tax) for the quarters ended March 31, 2012, December 31, 2011 and March 31, 2011, respectively.

(3)
Basic net income per share attributable to common shareholders of Frontier, as adjusted to exclude integration costs, and severance and early retirement costs, was $0.05 per share, $0.07 per share and $0.06 per share for the quarters ended March 31, 2012, December 31, 2011 and March 31, 2011, respectively.

(4) Calculated based on weighted average shares outstanding.
(5)	Reconciliations to the most comparable GAAP measures are presented in Schedules A and B at the end of these tables.
(6)	Represents dividends paid divided by free cash flow, as defined in Schedule A.

Frontier Communications Corporation
Consolidated Financial and Operating Data
	For the quarter ended
	March 31,	December 31,	March 31,
(Amounts in thousands, except operating data)	2012	2011	2011

Selected Income Statement Data
Revenue:
Local and long distance services	$572,162	$592,860	$635,114
Data and internet services	450,670	464,873	458,527
Other	96,877	78,377	86,835
Customer revenue	1,119,709	1,136,110	1,180,476
Switched access and subsidy	148,345	147,042	166,221
Total revenue	$1,268,054	$1,283,152	$1,346,697

Other Financial and Operating Data
Revenue:
Residential	$534,836	$544,144	$589,166
Business	584,873	591,966	591,310
Customer revenue	1,119,709	1,136,110	1,180,476
Switched access and subsidy	148,345	147,042	166,221
Total revenue	$1,268,054	$1,283,152	$1,346,697

Residential customer metrics:
Customers - Legacy Frontier	1,066,537	1,084,171	1,142,737
- Acquired properties	1,972,381	2,019,595	2,195,569
Total residential customers	3,038,918	3,103,766	3,338,306
Revenue	$534,836	$544,144	$589,166
Products per residential customer (1)	2.50	2.47	2.35
Average monthly residential revenue per customer (2)	$57.06	$56.95	$57.36
Customer monthly churn - Legacy Frontier	1.38%	1.36%	1.35%
- Acquired properties	1.66%	1.62%	2.01%
Total residential customer monthly churn	1.56%	1.53%	1.79%

Business customer metrics:
Customers	302,142	309,900	333,396
Revenue	$584,873	$591,966	$591,310
Average monthly business revenue per customer	$637.07	$627.14	$582.10

Access line metrics:
Residential	3,196,951	3,267,487	3,521,710
Business	1,967,877	1,999,429	2,087,254
Total access lines	5,164,828	5,266,916	5,608,964

Legacy Frontier	1,844,010	1,872,362	1,958,380
Acquired properties	3,320,818	3,394,554	3,650,584
Total access lines	5,164,828	5,266,916	5,608,964

Average monthly total revenue per access line	$81.04	$80.39	$79.07
Average monthly customer revenue per access line	$71.56	$71.18	$69.31

Employees	15,479	15,388	14,900
Broadband subscribers	1,775,853	1,764,160	1,730,336
Video subscribers	561,878	557,527	546,404
Switched access minutes of use (in millions)	4,517	4,482	5,000

(1)
Products per residential customer: primary residential voice line, broadband and video products have a value of 1. Long distance, Frontier Secure, second lines, feature packages and dial-up have a value of 0.5.

(2)	Calculation excludes the Mohave Cellular Limited Partnership.

Frontier Communications Corporation
Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$365,814	$326,094
Accounts receivable, net	525,252	585,157
Other current assets	326,110	327,779
Total current assets	1,217,176	1,239,030

Restricted cash	139,255	144,680
Property, plant and equipment, net	7,501,149	7,547,523
Other assets - principally goodwill	8,360,670	8,498,535
Total assets	$17,218,250	$17,429,768

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$674,746	$94,016
Accounts payable and other current liabilities	901,471	1,058,200
Total current liabilities	1,576,217	1,152,216

Deferred income taxes and other liabilities	3,627,661	3,602,577
Long-term debt	7,614,392	8,205,841
Equity	4,399,980	4,469,134
Total liabilities and equity	$17,218,250	$17,429,768

Frontier Communications Corporation
Consolidated Cash Flow Data

(Amounts in thousands)
	For the quarter ended March 31,
	2012	2011

Cash flows provided by (used in) operating activities:
Net income	$30,490	$56,196
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization expense	357,300	351,257
Stock based compensation expense	3,718	3,584
Pension/OPEB costs	12,403	11,279
Other non-cash adjustments	1,537	(2,999)
Deferred income taxes	15,764	27,744
Change in accounts receivable	59,905	30,996
Change in accounts payable and other liabilities	(102,042)	29,469
Change in other current assets	3,438	6,588
Net cash provided by operating activities	382,513	514,114

Cash flows provided from (used by) investing activities:
Capital expenditures - Business operations	(208,522)	(203,534)
Capital expenditures - Integration activities	(15,731)	(5,578)
Cash transferred from escrow	5,425	3,349
Other assets purchased and distributions received, net	(5,918)	(6,556)
Net cash used by investing activities	(224,746)	(212,319)

Cash flows provided from (used by) financing activities:
Long-term debt payments	(14,502)	(969)
Dividends paid	(99,851)	(186,605)
Repayment of customer advances for construction,
distributions to noncontrolling interests and other	(3,694)	(6,102)
Net cash used by financing activities	(118,047)	(193,676)

Increase in cash and cash equivalents	39,720	108,119
Cash and cash equivalents at January 1,	326,094	251,263

Cash and cash equivalents at March 31,	$365,814	$359,382

Cash paid (received) during the period for:
Interest	$118,524	$119,067
Income taxes (refunds)	$(369)	$8,946

				Schedule A
Frontier Communications Corporation
Reconciliation of Non-GAAP Financial Measures

		For the quarter ended
		March 31,	December 31,	March 31,
	(Amounts in thousands)	2012	2011	2011

	Net Income to Free Cash Flow;
	Net Cash Provided by Operating Activities

	Net income	$30,490	$45,248	$56,196

	Add back:
	Depreciation and amortization	357,300	341,025	351,257
	Income tax expense	18,694	21,534	36,567
	Integration costs	35,144	42,247	13,223
	Pension/OPEB costs (non-cash) (1)	12,403	1,382	11,279
	Severance and early retirement costs (3)	6,529	1,087	85
	Stock based compensation	3,718	3,480	3,584

	Subtract:
	Cash paid (refunded) for income taxes	(369)	(16,825)	8,946
	Other income, net	2,965	2,274	6,854
	Capital expenditures - Business operations (2)	208,522	111,792	203,534
	Free cash flow (3)	253,160	358,762	252,857

	Add back:
	Deferred income taxes	15,764	67,192	27,744
	Non-cash (gains)/losses, net	17,658	(19,854)	11,864
	Other income, net	2,965	2,274	6,854
	Cash paid (refunded) for income taxes	(369)	(16,825)	8,946
	Capital expenditures - Business operations (2)	208,522	111,792	203,534

	Subtract:
	Changes in current assets and liabilities	38,699	133,584	(67,053)
	Income tax expense	18,694	21,534	36,567
	Integration costs	35,144	42,247	13,223
	Pension/OPEB costs (non-cash) (1)	12,403	1,382	11,279
	Severance and early retirement costs	6,529	1,087	85
	Stock based compensation	3,718	3,480	3,584
	Net cash provided by operating activities	$382,513	$300,027	$514,114

(1)
Reflects pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $15.8 million, $2.2 million and $15.9 million for the quarters ended March 31, 2012, December 31, 2011 and March 31, 2011, respectively, less cash pension contributions and certain OPEB costs/payments of $3.4 million, $0.8 million and $4.6 million for the quarters ended March 31, 2012, December 31, 2011 and March 31, 2011, respectively.

(2)	Excludes capital expenditures for integration activities.
(3)	The definition of free cash flow has been revised to add back severance and early retirement costs, with all prior periods conformed to the current calculation.

Frontier Communications Corporation
Reconciliation of Non-GAAP Financial Measures

Schedule B

		For the quarter ended March 31, 2012					For the quarter ended March 31, 2011
	(Amounts in thousands)
					Severance					Severance
				Non-cash	and Early				Non-cash	and Early
	Operating Cash Flow and	As	Integration	Pension/OPEB	Retirement	As	As	Integration	Pension/OPEB	Retirement	As
	Operating Cash Flow Margin	Reported	Costs	Costs (1)	Costs	Adjusted	Reported	Costs	Costs (1)	Costs	Adjusted

	Operating Income	$208,458	$35,144	$12,403	$6,529	$262,534	$250,593	$13,223	$11,279	$85	$275,180

	Add back:
	Depreciation and
	amortization	357,300	-	-	-	357,300	351,257	-	-	-	351,257
	Operating cash flow	$565,758	$35,144	$12,403	$6,529	$619,834	$601,850	$13,223	$11,279	$85	$626,437

	Revenue	$1,268,054				$1,268,054	$1,346,697				$1,346,697

	Operating income margin
	(Operating income divided
	by revenue)	16.4%				20.7%	18.6%				20.4%

	Operating cash flow margin
	(Operating cash flow divided
	by revenue)	44.6%				48.9%	44.7%				46.5%

		For the quarter ended December 31, 2011

					Severance
				Non-cash	and Early
	Operating Cash Flow and	As	Integration	Pension/OPEB	Retirement	As
	Operating Cash Flow Margin	Reported	Costs	Costs (1)	Costs	Adjusted

	Operating Income	$230,457	$42,247	$1,382	$1,087	$275,173

	Add back:
	Depreciation and
	amortization	341,025	-	-	-	341,025
	Operating cash flow	$571,482	$42,247	$1,382	$1,087	$616,198

	Revenue	$1,283,152				$1,283,152

	Operating income margin
	(Operating income divided
	by revenue)	18.0%				21.4%

	Operating cash flow margin
	(Operating cash flow divided
	by revenue)	44.5%				48.0%

(1)
Reflects pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $15.8 million, $2.2 million and $15.9 million for the quarters ended March 31, 2012, December 31, 2011 and March 31, 2011, respectively, less cash pension contributions and certain OPEB costs/payments of $3.4 million, $0.8 million and $4.6 million for the quarters ended March 31, 2012, December 31, 2011 and March 31, 2011, respectively.